Exhibit 12.1

STATEMENT REGARDING COMPUTATION

OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWER INC.

(in millions)

3 Months Ended March 31, 2008
Earnings:
Earnings before income taxes	$120.7
Fixed charges	49.0

$169.7

Fixed charges:
Interest (expensed or capitalized)	$15.8
Estimated interest portion of rent expense	33.2

$49.0

Ratio of earnings to fixed charges	3.5

	Years Ended December 31,
	2007	2006	2005	2004	2003

Earnings:
Earnings before income taxes	$791.2	$481.9	$387.0	$371.6	$223.3
Fixed charges	185.2	162.8	153.2	153.0	124.4

	$976.4	$644.7	$540.2	$524.6	$347.7

Fixed charges:
Interest (expensed or capitalized)	$65.0	$54.1	$46.7	$45.3	$41.2
Estimated interest portion of rent expense	120.2	108.7	106.5	107.7	83.2

	$185.2	$162.8	$153.2	$153.0	$124.4

Ratio of earnings to fixed charges	5.3	4.0	3.5	3.4	2.8

Note:	The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.